UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 _____________________

FORM 8-K

 _____________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: December 11, 2019

(Date of earliest event reported)

 _________________________________________

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

  __________________________________________

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17750 SE 6th Way Vancouver, Washington 98683
(Address of principal executive offices and zip code)

(360) 859-2900
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	NLS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information in Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2019, Nautilus, Inc. (the “Company”), announced the appointment of Aina Konold as the Company’s Chief Financial Officer, effective December 10, 2019 (the “Effective Date”).

Ms. Konold, 51, served as the Vice President of Finance for Gap Inc., a worldwide clothing and accessories retailer, from May 2018 to December 2018. From March 2011 to May 2018, Ms. Konold served as the Vice President and Chief Financial Officer for Gap Inc.’s Chinese division. From 2007 to 2011, Ms. Konold served as Senior Director of Investor Relations for Gap Inc. Ms. Konold holds a B.A. from Stanford University.

The Company entered into an Executive Employment Agreement with Ms. Konold, effective as of December 10, 2019 (the “Agreement”). Ms. Konold’s initial annual base salary under the Agreement is $350,000, and she will be eligible for an annual bonus with a target amount of up to 60% of her annual base salary, payable based on achievement of corporate and/or personal performance goals at the discretion of the Company’s Board of Directors, with potential for a bonus in excess of such target for superior performance. The Agreement also provides that Ms. Konold will receive an initial inducement grant of 200,000 restricted stock units (the “Initial Inducement RSUs”). The Initial Inducement RSUs will vest in three equal annual installments on the first three anniversaries of the Effective Date, subject to Ms. Konold’s continued service until each vesting date. Furthermore, the Agreement provides that Ms. Konold will receive a second inducement grant of 160,000 restricted stock units (the “Second Inducement RSUs” and together with the Initial Inducement RSUs, the “Inducement RSUs”). The Second Inducement RSUs will vest in three equal annual installments on the first three anniversaries of May 2020, subject to Ms. Konold’s continued service until each vesting date. The vesting of the Inducement RSUs will be accelerated in the event of a “change in control,” as defined in the Agreement, and the Inducement RSUs will be granted outside of the Company’s 2015 Long-Term Incentive Plan.

The Agreement also entitles Ms. Konold to receive sign-on bonuses in the total amount of $200,000, with 50% of such amount payable upon Ms. Konold’s employment with the Company, and 50% of such amount payable on the six-month anniversary of Ms. Konold’s first date of employment with the Company, subject to Ms. Konold’s relocation to the Vancouver, Washington area. These bonuses are subject to ratable claw-back should Ms. Konold resign from the Company prior to the first anniversary of her employment. Ms. Konold is also eligible for certain relocation benefits, including reimbursement of moving and travel expenses associated with Ms. Konold and her family’s relocation to the Vancouver, Washington area.

Either party may terminate the Agreement at any time for any reason, provided, however, if the Company terminates Ms. Konold’s employment without “cause” or Ms. Konold resigns for “good reason” (each as defined in the Agreement), then Ms. Konold will be entitled to receive certain severance benefits, including cash severance equal to nine months of her then-current annual base salary and continuation of the company-paid portion of medical and dental coverages during such nine-month period.

The foregoing summary of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

December 11, 2019	By:	/s/ Wayne M. Bolio
Date		Wayne M. Bolio
Senior Vice President, Law and Human Resources, General Counsel

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